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                                                                    EXHIBIT 10.5

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") by and between Community Financial Holding Company, Inc., a Georgia corporation ("Company"), and Donald W. Tew ("Executive")(collectively referred to as the "Parties"), is entered into and effective as of the January 1, 2004 (the "Effective Date").

         WHEREAS, the Company desires to employ Executive as Senior Vice President and Senior Lending Officer, and Executive desire to accept said employment by the Company;

         WHEREAS, Executive's position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company, all of which are valuable assets of the Company and may not be used for any purpose other than the Company's Business;

         WHEREAS, the Company has agreed to employ Executive upon certain terms and conditions as expressed in this Agreement in exchange for Executive's compliance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is agreed:

1.       EMPLOYMENT & DUTIES.

    A. Company shall employ Executive as Senior Vice President and Senior Lending Officer, in accordance with the terms and conditions set forth in this Agreement. Executive accepts employment on the terms set forth herein. Executive shall report to the Chief Executive Officer and the Board.

    B. Executive shall have those duties ("Duties") assigned to, or normally associated with, the Executive's position and such other duties as may otherwise be assigned to Executive by the Chief Executive Officer or the Board from time to time.

    C. Executive agrees that Executive shall at all times faithfully and to the best of Executive's ability and experience perform all of the duties that may be required of Executive pursuant to the terms of this Agreement. Executive shall devote Executive's full business time to the performance of Executive's obligations hereunder. Executive shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of Executive's obligations under this Agreement without the express written consent of the Chief Executive Officer or the Board of the Company.

2.       COMPENSATION.

    A. BASE SALARY. During the term of this Agreement, Company shall pay to Executive a base salary of $110,000.00 per year ("Base Salary"), subject to all applicable withholdings. Executive's Base Salary may be increased (but not decreased) annually at the discretion of the Board or the Chief Executive Officer. Executive's Base Salary shall be paid to Executive in accordance with the Company's normal payroll practices.

    B. PERFORMANCE RELATED BONUS. During the term of this Agreement, Executive shall be eligible to receive a Performance-Related Bonus calculated on an annual basis. If this Agreement terminates for any reason other than the reasons stated in subsections A, D or E of Section 3 of this Agreement, then Executive will receive a pro rated portion of the Performance-Related Bonus based upon the portion of the calendar or fiscal year of the Performance-Related Bonus during which the Executive was employed. If this Agreement terminates for any of the reasons stated in subsections A, D or E of Section 3 of this Agreement, then Executive will not receive any Performance-Related Bonus for the calendar or fiscal year during which the Executive's termination occurs. The Performance-Related Bonus shall be subject to all applicable withholdings and will be paid no later than one hundred fifteen (115) days after the end of such calendar or fiscal year. The Performance-Related Bonus will be computed in the sole and absolute discretion of the Company based upon the Company's audited financial statements.

    C. PENSION, WELFARE & FRINGE BENEFITS. Executive shall be entitled to participate in each "employee welfare benefit plan" (within the meaning of ERISA
Section 3(1)), each "employee pension benefit plan" (within the meaning of

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ERISA Section 3(2)), and each "specified fringe benefit plan" (within the meaning of Code Section 6039D) sponsored or maintained by the Company generally to any employee of the Company from time to time, subject to the terms and conditions of such plans and programs. The Executive shall also be entitled to any "fringe benefit" (within the meaning of Code Section 132) which is generally provided to any employee of the Company, subject to the rules in effect regarding participation in such benefit arrangement. In addition, Executive shall be entitled to paid vacation in accordance with the Company's vacation policies, as they may exist from time to time.

    D. BUSINESS EXPENSES. The Company will reimburse Executive for all reasonable ordinary and necessary business-related expenses incurred by Executive in the performance of his duties under this Agreement, provided that Executive presents invoices or vouchers for such expenses or other evidence thereof to the Company in accordance with the Company's general reimbursement policy in effect for executives.

3.       TERM & TERMINATION.

    This Agreement is effective as of the Effective Date, and shall continue until terminated upon the occurrence of any of the following events:

    A. By the Executive but not for Good Reason. For this purpose, the phrase "but not for Good Reason" shall mean a termination by the Executive at any time and for any reason which is not defined in subsections B-G below;

    B.   Executive's death;

    C. Executive's Disability which renders Executive unable to perform the essential functions of Executive's job even with reasonable accommodation and which has continued for a period of six (6) months;

    D.   Mutual written agreement between Executive and the Company at any time;

    E.   By the Company for Cause.

    F. By the Company without Cause. For this purpose, the phrase "without Cause" shall mean a termination by the Company at any time and for any reason not defined in subsections B-E above or subsection G below;

    G.   By the Executive for Good Reason.

4.       POST TERMINATION PAYMENT OBLIGATIONS.

    A. TERMINATION BY EXECUTIVE WITHOUT GOOD REASON, TERMINATION BY COMPANY FOR CAUSE, AND MUTUALLY AGREED TERMINATION. If this Agreement terminates for any of the reasons stated in subsections A, D or E of Section 3 of this Agreement, then, Executive shall be entitled to receive Executive's Base Salary through the termination date, and thereafter the Company shall have no further obligations under this Agreement, but Executive shall continue to be bound by subsections A, B, and C of Section 7, and all other post-termination obligations to which Executive is subject, including, but not limited to, the obligations contained in this Agreement.

    B. TERMINATION BY DEATH OR DISABILITY OF EXECUTIVE. If this Agreement terminates for any of the reasons stated in subsections B or C of Section 3 of this Agreement, then Executive shall be entitled to receive Executive's Base Salary through the termination date, and thereafter the Company shall have no further obligations under this Agreement, except for the obligation to pay Executive a pro rata portion of the Performance-Related Bonus under Section 2 B, but Executive shall continue to be bound by subsections A, B, and C of Section 7, and all other post-termination obligations to which Executive is subject, including, but not limited to, the obligations contained in this Agreement.

    C. TERMINATION BY COMPANY WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON. If this Agreement is terminated by the Company without Cause pursuant to subsection F of Section 3 of this Agreement or if this Agreement is terminated by the Executive for Good Reason pursuant to subsection G of Section 3 of this Agreement, then the Company shall pay to or provide to the Executive the following:

         1. A single lump sum cash separation payment equal to twelve (12) months Base Salary as in effect as of the date of termination; and

         2. Reimbursement of any premiums for COBRA continuation coverage for the Executive or the Executive's spouse paid by the Executive or the Executive's spouse during the twelve (12) month period beginning on the date of termination.

These separation payments and benefits set forth in the preceding sentence shall constitute full satisfaction of the Company's obligations under this Agreement. The Company's obligation to make the separation payments and benefits in this subsection C shall be conditioned upon Executive's:

         1. Execution of a Separation and Release Agreement in a form approved by the Company whereby Executive releases

                         Executive Employment Agreement

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    the Company from any and all liability and claims of any kind; and

         2. Compliance with the restrictive covenants (subsections A, B, and C of Section 7) and all post-termination obligations, including, but not limited, the obligations contained in this Agreement.

The Company's obligation to make the separation payments set forth in this subsection C of this Section 4 shall terminate immediately upon any breach by Executive of any post-termination obligations to which Executive is subject.

5.       SET OFF.

    If Executive has any outstanding obligations to the Company at the time this Agreement terminates for any reason, Executive acknowledges that the Company is authorized to deduct any amounts owed to the Company from Executive's final paycheck and/or from any amounts that would otherwise be due to Executive under
Section 4 above. However, notwithstanding the foregoing, this Section 5 shall not apply with respect to loans made in the normal course of business by the Company or any subsidiary of the Company which are made in accordance with Regulation O.

6.       ASSETS, BOOKS & RECORDS.

    Executive agrees that all files, documents, records, customer lists, books and other materials or company assets which come into Executive's use or possession during the term of this Agreement and which are in any way related to the Company's business shall at all times remain the property of the Company, and that upon request by Company or upon the termination of this Agreement for any reason, Executive shall immediately surrender to Company all such property and copies thereof.

7.       RESTRICTIVE COVENANTS.

    Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Executive's right to work or earn a living after Executive's employment with the Company ends.

    A. TRADE SECRETS AND CONFIDENTIAL INFORMATION. Executive represents and warrants that: (i) Executive is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing Executive's duties for the Company or otherwise complying with this Agreement, and (ii) Executive is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

    Executive agrees that Executive will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company's Business, except as authorized in writing by the Company;
(ii) during Executive's employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive's resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive's possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company's written consent.

    The obligations under this subsection A shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

    The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

    B. NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Executive will not directly or indirectly solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this subsection B apply only to the Customers with whom Executive had Contact.

    C. NON-RECRUIT OF EXECUTIVES. During the Restricted Period, Executive will not directly or indirectly solicit, recruit or induce any Company Executive to
(a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

8.       WORK PRODUCT.

    Executive's employment duties may include inventing in areas directly or indirectly related to

                         Executive Employment Agreement

                                     Page 3

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the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product arising during the period of the Executive's employment with the Company or during the Restricted Period shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Executive assigns all presently-existing Work Product to the Company, and agrees to assign, and automatically assign, all future Work Product arising during the period of the Executive's employment with the Company or during the Restricted Period to the Company.

    The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company's request, Executive agrees to perform, during or after Executive's employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

    Executive agrees to provide the Company with a written description of any Work Product in which Executive is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

9.       LICENSE.

    During Executive's employment and after Executive's employment with the Company ends, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. Executive shall notify the Company in writing of any Licensed Materials Executive delivers to the Company.

10.      RELEASE.

    During Executive's employment and during the Restricted Period, Executive consents to the Company's use of Executive's image, likeness, voice, or other characteristics in the Company's products or services. Executive releases the Company from any cause of action which Executive has or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. Executive represents that Executive has obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that Executive provides to the Company.

11.      INJUNCTIVE RELIEF.

    Executive agrees that if Executive breaches Sections 7 or 8 or 9 of this
Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, Executive will waive and will not
(a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

12.      SEVERABILITY.

    The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

13.      ATTORNEYS' FEES.

    In the event of litigation relating to this Agreement, the prevailing Party shall be entitled to recover attorneys' fees and costs of litigation in addition to all other remedies available at law or in equity.

 14.     WAIVER.

    The Company's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

                         Executive Employment Agreement

                                     Page 4

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15.      ENTIRE AGREEMENT.

    This Agreement, including EXHIBIT A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with Executive to cause Executive to sign this Agreement.

16.      AMENDMENTS.

    This Agreement may not be amended or modified except in writing signed by both Parties.

 17.     SUCCESSORS & ASSIGNS.

    This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon Executive. Executive shall not have the right to assign Executive's rights or obligations under this Agreement. The covenants contained in subsections A, B, and C of Section 7 of this Agreement shall survive cessation of Executive's employment with the Company, regardless of the reason for cessation of Executive's employment and regardless of who causes the cessation.

18.      GOVERNING LAW.

    The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

 19.     NO STRICT CONSTRUCTION.

    If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

20.      NOTICE.

    Whenever any notice is required, it shall be given in writing addressed as follows:

                                  To Company:

                    Community Financial Holding Company, Inc.
                               2775 Buford Highway
                           Duluth, Georgia 30096-2872

                                  To Executive:

                                  Donald W. Tew
                              2033 James River Cove
                             Suwanee, Georgia 30024

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address for notice by notifying the other party of such change in accordance with this Section.

21.      CONSENT TO JURISDICTION & VENUE.

    Any claim other than claims that are required to be arbitrated under section 26 arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Gwinnett County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia. Executive consents to the personal jurisdiction of the courts identified above. Executive waives (i) any objection to jurisdiction or venue, and (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

22.      AFFIRMATION.

    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, THAT EXECUTIVE KNOWS AND UNDERSTANDS ITS TERMS AND CONDITIONS, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS EXECUTIVE MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.

23.      DEFINITIONS.

    Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the "Definitions" section attached as EXHIBIT A. EXHIBIT A is hereby incorporated by reference and is included in the definition of "Agreement."

24.      BINDING ARBITRATION.

    Except as provided in this section, any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall be submitted to and settled by binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules (the "Rules"). Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Notwithstanding the then-current Rules, the following shall apply with respect to arbitration proceedings, unless expressly agreed to otherwise by the parties:

                         Executive Employment Agreement

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    A. The arbitration proceeding shall be held in Gwinnett County, Georgia. The arbitration shall be conducted by a single arbitrator selected in accordance with the Rules.

    B. The arbitrator shall be and remain at all times wholly independent and impartial.

    C. The administrative costs of the arbitration proceeding and the arbitrator's compensation shall be allocated equally between the parties by the AAA. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all fees, expenses, and costs. "Fees, expenses, and costs" mean all reasonable pre-award expenses of the arbitration, including without limitation the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, witness fees, and attorneys' fees and expenses.

    D. The decision of the arbitrator shall be in writing, and shall be final and binding upon the parties.

    E. It is the parties' intent that the arbitration process proceed as quickly as possible. Accordingly, the party filing the demand for arbitration (the claimant) shall submit a statement of its position along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after the AAA notifies the parties of the appointment of the arbitrator. The respondent shall submit a statement of its position along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after receiving the claimant's statement of position and documents. If the respondent includes a counterclaim against the claimant, the claimant shall submit a statement of its position on that counterclaim, along with all supporting documents and all other documents that it intends to introduce into evidence at the hearing within ten (10) business days after receiving the claimant's statement of position and documents. Each party shall have the right to take one deposition of the other. No further discovery shall be allowed. A party will not be allowed to introduce documents into evidence at the hearing unless they were provided to the other party with its statement of position, as described above. In order to be considered timely submitted, the submission must be delivered by hand delivery on the date it is due, or dispatched via a recognized overnight delivery service the day before the submission is due, in such manner that it is reasonable to expect that delivery will be made on the due date. All such submissions shall simultaneously be filed with the arbitrator.

    F. The arbitration hearing shall be held within twenty (20) business days after the date the last statement of position is submitted or was due to be submitted. The arbitrator shall render his or her award within ten (10) business days after conclusion of the hearing. The arbitrator shall agree to comply with this schedule before accepting appointment. However, the time limits set forth in paragraphs E and G of this section 26 may be extended by agreement of the parties or by the arbitrator if the arbitrator deems such extension to be necessary.

    G. The arbitrator shall not have the authority to award punitive damages.

    H. Any claim or action must be brought within one (1) year after the cause of action accrues.

    Notwithstanding the foregoing provisions of this Section, the parties hereto acknowledge and agree that the Company shall have the right to pursue any claim for specific performance, injunction, or other equitable relief in a court of competent jurisdiction (before or during the pendency of any arbitration, or otherwise) in the event of any alleged breach of any provision in Sections 7, 8 or 9 of this Agreement.

25.      FDIC COMPLIANCE LIMITATION.

    If the amounts to be paid to the Executive under this Agreement would cause the Executive to receive a payment in violation of 12 CFR Section 359 (or the corresponding provisions of any future regulations promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k))), then, after seeking the approval of the FDIC to nonetheless make payment of such amounts, if such approval is not forthcoming, such amounts shall be limited so that no violation of such regulations will occur.

26.      GOLDEN PARACHUTE LIMITATION.

    If amounts to be paid to the Executive under this Agreement would somehow cause the Executive to be subject to the excise tax imposed by Code Section 4999 on golden parachute payments, then, to the extent that the total "parachute payments" (as defined in Code

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Section 280G(b)(2)) which would be made to the Executive are greater than three
(3) times the Executive's "base amount" (as defined in Code Section 280G(b)(3)), but are less than the Golden Parachute Upper Limitation, then amounts to be paid under this Agreement which would constitute "parachute payments" shall be reduced to the extent necessary so that the total "parachute payments" which would be paid to the Executive shall not exceed three (3) times the Executive's "base amount." It is the intent of the foregoing provision that if the Executive would be economically better off, on an after-tax (federal and state income and federal excise) basis, by receiving less under this Agreement because of the application of the golden parachute excise tax under Code Section 4999 to amounts that the Executive receives, then the Executive's payments hereunder shall be reduced so that the Code Section 4999 excise tax shall not apply. The Company shall have complete discretion to appoint competent tax experts to make the calculations required by this Section, and the calculations made by such experts shall be final and binding upon both the Company and the Executive. Any reductions required under this Section shall come first from cash payments required hereunder

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of this 22 day of Jan., 2003.

COMPANY:                                  EXECUTIVE:

COMMUNITY FINANCIAL HOLDING COMPANY, INC.

By:  /s/ Thomas J. Martin                 /s/ Donald W. Tew
     ----------------------------------   --------------------------------------
                                          DONALD W. TEW
Its: Chairman

Attest: /s/ Franklin M. Rinker
        -------------------------------
        Franklin M. Rinker,
        Chairman, Compensation Committee

                         Executive Employment Agreement

                                     Page 7

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                                    EXHIBIT A

                                   DEFINITIONS

A. "BOARD" shall mean the Board of Directors of Community Financial Holding Company, Inc.

B.  "BUSINESS" shall mean the business of commercial banking.

C. "CAUSE" shall exist if the Executive (1) materially breaches any provision of this Agreement and such breach is not cured by the Executive within thirty
(30) days after receipt by the Executive of written notice from the Company of such breach, (2) engages in gross negligence or willful misconduct, fraud, dishonesty, or malfeasance that results in material injury to the Company and has not been cured by the Executive within thirty (30) days after receipt by the Executive of written notice from the Company of such conduct, (3) engages in willful, intentional, or grossly negligent failure to (A) perform the Executive's duties under this Agreement, (B) follow the direction (consistent with the Executive's duties) of the Chief Executive Officer or the Board, or (C) to follow the policies, procedures, and rules of the Company; provided, however, that the Company shall first give the Executive written notice setting forth with specificity the reasons that the Company believes the Executive is engaging in a failure under this clause (3), and shall give the Executive thirty (30) days to cure such failure, or (4) is convicted of, or enters into a plea of guilty or no contest to, (A) a felony or (B) a crime involving moral turpitude that adversely affects the Company's reputation in a material way.

D. "COMPANY" means Community Financial Holding Company, Inc., its parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives.

E. "COMPANY EXECUTIVE" means any person who (i) is employed by the Company at the time Executive's employment with the Company ends, (ii) was employed by the Company during the last year of Executive's employment with the Company (or during Executive's employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

F. "CONFIDENTIAL INFORMATION" means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company,
(iii) is not generally known to the Company's competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

G. "CONTACT" means any interaction between Executive and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Executive's employment with the Company (or during Executive's employment if employed less than a year).

H. "CUSTOMER" means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

I. "DISABILITY" means a physical or mental impairment (a physiological disorder or condition, cosmetic disfigurement, anatomical loss affecting a major body system and any mental or psychological disorder) that substantially limits one or more major life activities.

J. "GOLDEN PARACHUTE UPPER LIMITATION" means, with respect to the Executive, that dollar amount of "parachute payments" of the Executive exceeding three times the Executive's "base amount" (as defined in Code Section 280G(b)(3)), given the Executive's tax situation, which would, after the application of all such taxes, yield to the Executive the same after-tax amount as if the Executive's "parachute payments" were exactly $0.01 less than three times the Executive's "base amount" (as defined in Code Section 280G(b)(3)), or, in other words, that dollar amount of "parachute payments" of the

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Executive exceeding three times the Executive's "base amount" (as defined in
Code Section 280G(b)(3)) at which the negative impact of the additional golden parachute excise tax is exactly offset by the additional compensation paid to the Executive. Mathematically, the Golden Parachute Upper Limitation should equal the "base amount" (as defined in Code Section 280G(b)(3)) of the Executive multiplied by the following fraction, if the marginal rates of the Executive are constant:

                        (3 - 3F - 3S - E)/(1 - F - S - E)

where:

"F" is the highest marginal rate of federal income taxation applicable to the Executive's "parachute payments" under this Agreement;

"S" is the highest marginal rate of state income taxation applicable to the Executive's "parachute payments" under this Agreement; and

"E" is the golden parachute excise tax rate applicable to the Executive's "parachute payments" under this Agreement.

K. "GOOD REASON" shall exist if the Company, without Executive's written consent, (i) takes any action which is inconsistent with, or results in the reduction of, Executive's then current title, duties, or responsibilities, (ii) requires Executive to report to any person other than the Chief Executive Officer and the Board, (iii) reduces Executive's then current Base Salary, (iv) reduces the benefits to which Executive is entitled on the Effective Date, unless a similar reduction is made for other senior executive employees; (v) commits a breach of this Agreement which is not remedied by the Company within thirty (30) days of receiving notice by Executive of such breach; (vi) requires Executive to report to work more than five (5) miles from the location of the Company's offices on the Effective Date, or (vii) any successor or assign of the Company fails to assume and perform the Company's obligations under this Agreement.

L. "LICENSED MATERIALS" means any materials that Executive utilizes for the benefit of the Company, or deliver to the Company or the Company's customers, which (i) do not constitute Work Product, (ii) are created by Executive or of which Executive is otherwise in lawful possession, and (iii) Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company's customers.

M. "RESTRICTED PERIOD" means the time period during Executive's employment with the Company, and for one (1) year after Executive's employment with the Company ends.

N. "TRADE SECRETS" means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

O. "WORK PRODUCT" means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Executive, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Executive while employed by the Company and that either (i) is created within the scope of Executive's employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Executive's employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or
(iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.

                        Executive Employment Agreement

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